Exhibit 10.4.55
RETENTION BONUS AGREEMENT
1. Purpose. This Retention Bonus Agreement (this “Agreement”) is entered into as of August 22, 2011 by Harris Interactive Inc. (the “Company”) and Eric Narowski (“Executive”) for the purpose of setting forth the requirements for the Executive to receive a retention bonus of $60,000 (the “Retention Bonus Amount”) as encouragement for Executive’s continued service to the Company during a transition period following the recent change in Chief Executive Officer of the Company.
2. Requirements for Receiving Retention Bonus Amount. The Retention Bonus Amount shall be earned in four equal installments (each, an “Installment”), as follows:
• Executive will be entitled to receive twenty five percent (25%) of the Retention Bonus Amount if Executive is employed by the Company in good standing and in a full-time capacity on September 15, 2011.

• Executive will be entitled to receive twenty five percent (25%) of the Retention Bonus Amount if Executive is employed by the Company in good standing and in a full-time capacity on December 15, 2011.

• Executive will be entitled to receive twenty five percent (25%) of the Retention Bonus Amount if Executive is employed by the Company in good standing and in a full-time capacity on March 15, 2012.

• Executive will be entitled to receive twenty five percent (25%) of the Retention Bonus Amount if Executive is employed by the Company in good standing and in a full-time capacity on June 15, 2012.
September 15, 2011, December 15, 2011, March 15, 2012, and June 15, 2012 are each referred to herein as a “Retention Bonus Date”.
3. Time of Payment of Retention Bonus Amount. If earned, the Company shall pay an Installment to Executive in the first available pay period on or after the applicable Retention Bonus Date.
4. Preservation of At-Will Employment. Nothing in this Agreement alters the at-will nature of Executive’s employment with the Company, meaning either Executive or the Company can end Executive’s employment at any time, with or without cause and with or without notice, subject to the terms of Executive’s offer letter and/or other employment related agreement with the Company. For the avoidance of doubt, if Executive’s employment ends for any reason prior to any Retention Bonus Date, Executive will not be entitled to any portion of the Retention Bonus Amount that has yet to be paid.
5. Section 409A. This Agreement is unfunded and the Retention Bonus Amount is subject to a substantial risk of forfeiture and thus is not intended to qualify as deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Furthermore, the payment of the Retention Bonus Amount is intended to be exempt from the requirements of Section 409A of the Code as a “short-term deferral” as described in Section 409A of the Code, and the provisions regarding such payment shall be interpreted accordingly.

6. Miscellaneous. This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between Executive and the Company with respect to the subject matter. This Agreement will be deemed to be made and entered into in the State of New York and will in all respects be interpreted, enforced and governed under the laws of the State of New York. This Agreement may be amended or modified only by a formal written instrument signed by Executive and by a duly authorized representative of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns. This Agreement may be executed in counterparts, both of which taken together shall constitute one instrument.
IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.
HARRIS INTERACTIVE INC.

By:	/s/ Marc H. Levin
Marc H. Levin
EVP, Chief Administrative Officer & General Counsel

EXECUTIVE

/s/ Eric Narowski Eric Narowski